Exhibit 99.1

ALLTEL Corporation

One Allied Drive

Little Rock, AR 72202-2099

For additional information contact:	Andrew Moreau 501-905-7962
Vice President - Corporate Communications
andrew.moreau@alltel.com

Rob Clancy 501-905-8991
Vice President - Investor Relations
rob.clancy@alltel.com

Release Date:	Aug. 1, 2005

Alltel completes merger with Western Wireless

LITTLE ROCK, Ark. - Alltel today announced it has completed its $6.5 billion merger with Western Wireless Corporation, further expanding its 850 MHz wireless business to serve 10 million domestic customers in 34 states. The merger increases Alltel's wireless revenue mix to nearly 70 percent and expands the company's wireless operations into nine new states. The company also will be the leading roaming partner in its markets for the top four national wireless providers.

"This is a growth story that benefits our customers, shareholders and employees," said Alltel President and CEO Scott Ford. "This merger gives us significant opportunities to expand our wireless business while maintaining our financial flexibility and strong balance sheet."

In aggregate, Alltel will issue approximately 54.3 million shares of common stock and pay $933.4 million in cash for Western Wireless. Alltel also will assume estimated net debt of $2.1 billion.

"This merger adds wireless properties that will contribute to our long-term growth," Ford said. "Alltel's wireless business now will cover more than 50 percent of the continental United States with assets that are complementary both geographically and technologically. We have greater ability to grow our customer base and offer multiple technologies to support our roaming partners."

Other highlights of the merger include:

  Alltel's wireless operations will serve a population of 72 million, covering about 25 percent of the U.S. population and about 56 percent of the land mass in the contiguous United States. The company is expanding into these states: California, Idaho, Minnesota, Montana, Nevada, North Dakota, South Dakota, Utah and Wyoming.
  Alltel will have a broader presence for its wireless retail and wholesale operations. The company will have a retail presence in 34 states and will become a leading independent roaming partner for each of the nation's top four wireless carriers.
  Alltel will have nearly $10 billion in annual revenues and operating income before depreciation and amortization of nearly $4 billion.
  Alltel will maintain a solid credit rating and a well-capitalized balance sheet with ample liquidity. The company remains well positioned for growth and the generation of free cash flow.

On July 25, 2005, Western Wireless announced an agreement to sell its Irish assets and said it is in discussions to sell its Austrian operations. Alltel will continue to pursue those initiatives as well as the disposition of Western Wireless' remaining international assets.

Alltel's current leadership team will remain in place after the merger, and the company will add Western Wireless executives in key areas to strengthen the merged company's wireless operations, engineering and technology efforts. Most of the executives who join Alltel will remain based in Bellevue, Wash.

The Bellevue operations also will focus on multi-technology network planning, wireless data applications, wireless wholesale businesses and wireless regulatory affairs.

Alltel will retain more than 600 jobs in Washington after the merger, including a call center in Issaquah. Alltel also will continue operating the Manhattan, Kan., call center and retain most if not all other key jobs across Western Wireless' footprint.

At its Little Rock headquarters, Alltel will create about 130 new jobs in the customer service, engineering, sales and marketing, and accounting groups.

Alltel is a customer-focused communications company with more than 14 million customers in 36 states and nearly $10 billion in annual revenues.

Alltel claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events and results. Actual future events and results may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) adverse changes in economic conditions in the markets served by Alltel and Western Wireless; the extent, timing, and overall effects of competition in the communications business; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; changes in communications technology; the risks associated with pending acquisitions and dispositions and the integration of acquired businesses, including the integration of Western Wireless and the disposition of the Irish assets; the uncertainties related to any discussions or negotiations regarding the sale of any of the international assets, including the Austrian business; adverse changes in the terms and conditions of the wireless roaming agreements of Alltel and Western Wireless; the uncertainties related to Alltel's strategic investments; the effects of litigation; and the effects of federal and state legislation, rules, and regulations governing the communications industry. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

-end-

Alltel, NYSE: AT

www.alltel.com